                                   EXHIBIT 10


                         RATIONAL SOFTWARE CORPORATION
                         -----------------------------

                           RELOCATION BONUS AGREEMENT
                           --------------------------

     This Relocation Bonus Agreement (the "Agreement") is entered into effective as of September 10, 1997 (the "Effective Date"), by and between Rational Software Corporation, a Delaware corporation (the "Company"), and David H. Bernstein (the "Employee").

        1. Nature of Employment.  The Company agrees to employ Employee as
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Senior Vice President, Products. The Company and Employee agree that Employee's employment with the Company is and shall continue to be "at-will" and may be terminated at any time with or without cause or notice by either the Company or Employee.

        2. Terms of Relocation Bonus.
           -------------------------

           (a) Relocation Bonus.  Upon the Effective Date, Employee shall
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receive a relocation bonus of $1,000,000 (the "Relocation Bonus"). The Employee shall also receive (i) a payment from the Company sufficient to pay Employee's federal and state income taxes arising from the Relocation Bonus (the "Tax Payment"), and (ii) an additional payment from the Company sufficient to pay federal and state income taxes arising from the Tax Payment (the Tax Payment and this additional payment shall be collectively referred to as the "Gross-Up Payment"). It is the intention of the parties that the net economic effect of the payments to the Employee under this subparagraph 2(a), on an after tax basis, be as if state and federal income taxes did not apply to the Relocation Bonus.

        (b) Voluntary Termination:  Termination for Cause.  If (i) Employee
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voluntarily terminates his employment with the Company, or (ii) the Company terminates Employee for Cause, Employee shall be obligated to repay to the Company all or a portion of the Relocation Bonus and/or the Gross-Up Payment in accordance with the following schedule:


                                    Portion of    Portion of
                                    Relocation    Gross-Up
                Termination         Bonus         Payment
                Occurs During       to be Repaid  to be Repaid
                -------------       ------------  ------------

                  Year 1              $1,000,000      $859,000
                  Year 2              $1,000,000      $200,000
                  Year 3              $  600,000      $ -0-
                  Year 4              $  100,000      $ -0-

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        (c) Other Termination.  If Employee's employment is terminated by the
            -----------------
Company other than for Cause, Employee shall be under no obligation to repay any portion of the Relocation Bonus or the Gross-Up payment. A reduction in Employee's base compensation by more than fifteen percent (15%) shall be deemed a termination by the Company under this section (c). In addition, Employee shall not be obligated to repay any portion of the Relocation Bonus, or "Gross-Up Payment" if Employee's employment terminates by reason of Employee's death or disability.

        3. Definition.
           ----------

           (a) Year.  For purposes of this Agreement, the term "Year" shall mean
               ----
the year-long period following the Effective Date, or the year-long period following the last day of immediately preceding Year, as applicable.

           (b) Cause. For purposes of this Agreement, the term "Cause" shall
               -----
mean (i) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final, jurisdiction for any intentional crime which constitutes a felony in the jurisdiction involved; or (ii) Employee's conviction of an act of fraud or misappropriation of material property, subsequent to the date hereof, upon the Company, or any of its respective affiliates.

           (c) Disability.  The inability of the Employee, due to physical or
               ----------
mental impairment to perform the usual and customary duties of his employment.

        4. Right to Advice of Counsel.  Employee acknowledges that he has had
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the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

        5. Arbitration and Equitable Relief.
           --------------------------------

           (a) Except as provided in Section 5(c) below, the Company and Employee agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Massachusetts in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injuctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the
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arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

           (b) The Company shall pay all costs and expenses of such arbitration.

           (c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

           (d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 5, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES, EXCEPT AS PROVIDED IN SECTION 5 (c), TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF
ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

        6. Reimbursement/Relocation.
           ------------------------

           (a) In the event that the Company relocates the Employee, or the Company terminates the Employee (other than for Cause), the Company will reimburse Employee for any loss sustained by Employee as a result of Employee's sale of Employee's home at 25 Glezen Lane, Wayland MA if such sale occurs within five (5) years of the Effective Date. The amount of the reimbursement to be paid by Company to Employee shall be the difference between the price Employee paid to purchase said property and the sales price of said property realized at said sale.

           (b) In the event that the Company relocates the Employee, or the Company terminates the Employee (other than for Cause), the Company will reimburse Employee, under the Company's standard relocation policy, for all of Employee's costs to relocate Employee's family to California if such relocation occurs within five (5) years of the Effective Date. These costs shall include:

        1. The cost of selling Employee's home, including brokerage commission
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        2. The cost of relocating Employee's family to California

        3. The cost of temporary living quarters for Employee's family in California until Employee obtains permanent housing.

        The Company's reimbursement of said costs to Employee under this subparagraph (b) shall be "grossed-up" at Employee's tax rate, currently estimated at forty-six percent (46%).



               RATIONAL SOFTWARE CORPORATION (Company)
               BY:



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               --------------------------------------------
               DAVID H. BERNSTEIN (Employee)